Exhibit 99.2

Extreme Networks

First Quarter 2009 Financial Results Conference Call

November 3, 2008 5:00 p.m. EST

Operator:	Good afternoon ladies and gentlemen and welcome to the Extreme Networks 2009 First Quarter Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by 0.

On the call today from Extreme Networks are Mark Canepa, President and Chief Executive Officer; and Karen Rogge, Senior Vice President and Chief Financial Officer.

As a reminder, this conference is being recorded today: Monday, November 3, 2008.

This afternoon, Extreme Networks issued a press release announcing the Company’s financial results for the first fiscal quarter of 2009. A copy of this release is available at the Company’s website at www.extremenetworks.com. This call is being broadcast live over the internet and will be posted on the Extreme Networks website for replay shortly after the conclusion of this call.

The Company has asked me to remind you that this conference call contains forward-looking statements that involve risks and uncertainties, including statements regarding acceptance of the Company’s newer products in the market and its expectations regarding its products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; its effectiveness in controlling expenses; the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigations; and a dependency on third parties for certain components and for the manufacturing of the Company’s products.

The Company undertakes no obligation to update the forward-looking information on this conference call. More information about potential factors that could affect our business and financial results is included in the Company’s filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission.”

Throughout the conference call, the Company will reference both GAAP and non-GAAP financial results. The Company has provided a reconciliation table of GAAP to non-GAAP information in the tables that accompany the press release and on its website. Please go to the ‘Investor Relations’ section of the Company’s website at www.extremenetworks.com. In addition, all announced results are preliminary, and may be subject to change when the review of the fiscal quarter is concluded and/or a form 10-Q is filed.

I would now like to turn the call over to Mark Canepa, President and CEO of Extreme Networks. Please go ahead sir.

Mark Canepa:

Thank you, Mary, and thank you all for joining us today. I’d like to cover three points with you: a very brief review of the quarter, our view of success in a financial downturn, and market expansion opportunities that we are positioned to capture. I will then turn the call over to Karen for details on this quarter’s financials.

Revenue for the quarter was $89.5 million, which is up slightly from the prior year in spite of significant macro-economic headwinds that continue to drive caution in the industry. Pro-forma earnings were 2 cents per share.

Product Book to Bill was slightly above 1. In the quarter we materially increased our deferred product revenue, which Karen will elaborate later on.

In addition we generated over $20 million in cash flow from operations due to strong cash flow management and execution during the last couple of quarters.

Let’s talk about the economic environment.

In the near- and mid-term the macro-economic environment is likely to be challenging worldwide. The U.S. and the world economies are slowing. Although the industry is focused on challenges, we are looking for opportunities.

Let’s look at the Enterprise market. The downturn in 2001 was primarily driven by the failure of new and unproven technology companies. Customers were uncertain of the survival of these companies, so they bought only from large companies with large market shares. Today the situation is different. The current downturn is primarily driven by a de-leveraging of credit, rather than the failure of technology companies. Therefore we believe that many customers will turn to companies that have a proven track record of delivering high performance solutions that require require far lower capital expenditures. In other words: price matters, and cost matters.

During the past two years we have extended our product line with lower-cost products that provide the same software benefits of XOS that all Extreme products do, but at a lower price point. The supply chain for our Summit and BD8800 products now fully utilizes the ODM model – which is a low cost model. This allows us to maintain strong margins, while at the same time provides a low capital cost solution to customers that competes very effectively with those from larger vendors.

So, in a tough economic environment, we have introduced lower cost products that deliver all of the performance and software value that customers expect. We deliver to customers a lower capital cost solution, that allows them to borrow less. We expect this will allow us to win more market share from the industry leaders.

Now let’s talk about market expansion. Let’s spend a minute on the carrier market. Independent of the economy, carriers here in the U.S. and throughout Europe and Asia face an incredible opportunity: the delivery of video to consumers. There is clear demand for this new service that may replace, or significantly dislocate how entertainment is delivered. Carriers have to respond to the video challenge. During the next few years there will be a scramble among carriers, ISPs and MSOs to deliver new video services and capture a potentially lucrative part of the market. On the other hand, with budgets under intense scrutiny, there is huge pressure to build out new networks far more cost effectively. We believe Carrier grade Ethernet is the logical technology to base these new network deployments. Customers can now take advantage of the new, innovative and lower cost technologies we have developed for them. We have positioned the Company in this bright spot of a fast growing $2+ billion Networking segment and we intend to fully capitalize on this opportunity.

During this quarter, we announced the Black Diamond 20K family - our 5th generation of carrier based technology that represents 24 months of focused and innovative research and development. The BD20K family is a new, purpose built platform, specifically designed to provide the scalability and reliability required for the most demanding Metro Carrier applications. With bandwidth that establishes us as the leader in the industry, communication-port density that enables leading space utilization within carrier environments, and pricing that is compelling, the BD20K is the ideal platform with which to construct carrier triple play service infrastructure.

I have spent several weeks on the road speaking with new and existing carrier customers about their needs for equipment for their future network deployments. Carriers are excited about the BD20K. They greatly appreciate the scalability, features and performance, but most importantly they need the capability it gives them to engineer their businesses for success.

Now, with the tighter economy, where the justification of ROI on new projects is even more important, we have the products and solutions that we believe can make a material difference to our customers. We provide them not only with superior solutions at lower cost than our larger competitors today, but with the assurance that these solutions have the lasting value our customers expect.

Today, with the availability of infrastructure to deploy fully converged Ethernet based networks, our carrier customers are presented with the opportunity to deliver their existing and future services over one network – much cheaper to deploy and operate, significantly simpler to maintain and support, and faster to evolve and enhance. We believe we are at the cusp of a disruptive inflection point in this marketplace. At Extreme, we have focused on building powerful solutions that will put us at the forefront of enabling and leading this disruption. We believe the demand is clear, the market growth is impressive, and our technology ready to address our carrier customer requirements.

All technology companies face a degree of uncertainty. Extreme is no different. But I have always found that a strong product cycle is very important – headwind or tailwind – to success.

I’ve talked about our plans for success in Enterprise and in the Metro Ethernet market. Now I would like to touch on the Data Center market, another opportunity for market expansion. Within the Data Center market, the rise of 10 gigabit has enabled cost effective, flexible, scalable and standards compliant Ethernet to support and to enable the convergence of the Data Center infrastructure. Our customers in the Data Center are facing a need to transition from multiple physical communication media – like Fiber Channel, SCSI, etc. – to a lower-cost, more flexible converged-communications environment. In parallel with this the availability of newer communications protocols – like Fiber Channel over Ethernet, iSCSI, etc. – Data Center managers are now presented with the very real opportunity to unify and converge their connectivity infrastructure. At Extreme we have understood this trend and have been working on powerful solutions.

For example, in April we announced the Summit X650 - a leading 10 gigabit fixed configuration switch which changes the scalability and cost structure of delivering “top-of-rack” data center, compute grid and storage connectivity solutions. The architectural flexibility of the X650 enables the transformation of the Data Center to 10 gigabit bandwidth requirements and beyond. In addition to offering 10 gigabit communications over both Copper and fiber, the X650 is fully “stackable” with other members of the Summit product family. This unique capability allows us to deliver the reliability and availability of Chassis based products at a lower cost and with a smaller footprint and lower power consumption. We fully intend to provide technological and solution leadership in this high growth portion of the Ethernet market.

During the quarter, we continued to expand the breadth and depth of our relationship with our global partners. In combination, our sales with Avaya, Ericsson and Nokia remained at double digit growth rates from last year. Growth with our alliance partners continues to be solid and well above the Company average, driven by the creation and delivery of powerful enterprise and carrier solutions. We have rolled out a new channel incentive program in both EMEA and the Americas and we are in process of rolling the program out in our Asia-Pacific geography. The program has been well received; it is helping us cement and extend the relationship with our long time channel partners and it is helping us attract new partners by enabling them to create and deliver specific solutions for their customer’s networks.

Turning to customer wins:

In the Enterprise space, ESPN, the sports television leader, continues to invest in their network infrastructure supporting High Definition programming with Extreme Networks’ scalable 10 gigabit solutions. This partnership demonstrates our ability to deliver powerful infrastructure for Video-on-Demand applications.

Lockheed Martin of Fort Worth, Texas has upgraded its network edge, migrating to our ExtremeXOS-based Summit switches, providing uniform features and performance.

We supplied the U.S. Marine Corps with our converged network solution delivering the speed and integrated security required for their demanding applications.

We assisted the U.S. Army by supporting them in building a high performance data center network with the added capacity to support sophisticated communications, including multicast video.

In Asia, the Korean Air Force chose Extreme to replace their ATM networks at seven separate air bases and migrated to a scalable gigabit Ethernet network featuring a range of Extreme products.

Within the Carrier Ethernet market, we continue to build new and extend existing networks. In Russia, Extreme is a part of the large Moscow network renovation project that includes a set of government facilities and approximately 3,000 schools, which are upgrading their networks to support next generation applications and converged services. We are working with local service provider MRS to deliver this leading and scalable network environment.

Ogero Telecom in the Middle East selected Extreme’s scalable Carrier Ethernet technology to support broadband network connectivity between local ISPs with plans to expand to the delivery bandwidth intensive IP-TV services. Another example of Extreme technology delivering sophisticated Video infrastructure solutions.

Certainly the state of the economy will present challenges in the near term. We will focus on investing in new products, improving partnerships with our channel and end users, improving processes, and yes, have a tight focus on cost control so that we are ready for the growth that will materialize as the economy regains its footing.

Nevertheless in this economic climate companies will look to proven brands which can deliver value. We have invested in our marketing with recent advertising and other brand creation activities. We offer value by delivering proven solutions at far more cost effective prices than our larger competitors. We have a lineup of fresh new products and our development organizations continue to deliver more state of the art technology to our field and our partners. Both the Summit X650 and the BD20K will help us execute during the second half of this fiscal year. Our field teams are in place and we have strong partners to work with.

We believe that we are well positioned as the only public “pure play” Ethernet Company at the beginning of a strong new product cycle.

With that, I’ll turn the call over to Karen for additional financial details.

Karen Rogge:

Thanks, Mark, and good afternoon to everyone.

Overall, revenue for the quarter was slightly above the prior year, pro-forma gross margin improved 2 percentage points compared to the year ago quarter, and we generated over $20 million of cash flow from operations during the quarter.

Total revenue at $89.5 million was slightly above the year ago quarter and deferred product revenue increased $3.4 million from the fourth quarter of fiscal 2008. The increase in deferred product revenue was in part due to our adoption of SOP 97-2 software revenue recognition practices.

Product revenue at $74.3 million increased slightly from the year ago quarter, primarily driven by strong performance in the EMEA region. Our product book-to-bill ratio was slightly above 1 for the quarter.

Service revenue at $15.2 million increased slightly from the year ago quarter. We’re beginning to see stabilization of our services business due to increased sales focus and continued interest from our customers in protecting their technology investments.

Looking at the markets we address, the percent of enterprise to service provider sales for the quarter was 69% and 31%, respectively, compared to our historical pattern of 75% and 25%, respectively. The increased percentage of service provider sales was due to a higher proportion of service provider sales in the EMEA region.

Our new products released in the past 24 months have continued to gain customer acceptance and contributed above 40% of the Company’s revenue for the quarter.

The ratio of stackable and modular product sales was 63% and 37%, respectively, and in line with our historical pattern.

Looking at revenues by geography for the quarter:

North America’s revenue, which includes the U.S., Canada and Central America, was $35.7 million, a decrease of 14.2% from the year-ago quarter. We have seen a slowing of business in the America’s, which we believe is due to the broader macro economic climate. For the quarter, product and services revenue decreased 16.9% and 5.1%, respectively, in comparison to the year ago quarter.

EMEA had a very strong quarter, growing total revenue 34.5% over the year-ago-quarter to $41.6 million dollars. This is the 4th consecutive quarter of revenue growth in the region, primarily driven by service provider sales in Eastern Europe. Product sales in EMEA were up 34.3% and service revenue increased 37.5% compared to the year ago quarter.

Revenue in Asia-Pacific, including Japan, was $12.2 million, which is down $4.2 million or 25.4% from the year ago quarter. We continue to perform well in selected markets in Asia, including Korea and India and have turnaround programs underway to extend our presence in the rest of Asia.

I will turn now to non-GAAP results, which excludes the effect of stock-based compensation charges. Note that we have included, in our press release, a reconciliation of GAAP to non-GAAP financials.

As a percentage of revenue, total non-GAAP gross margin was 57.4%, and 2 percentage points improved from the prior years’ period.

Product non-GAAP gross margin as a percent of revenue was 59.3%, an improvement of 1.7 percentage points from the prior years’ period. The increase in product gross margin was primarily due to improved inventory and supply chain management resulting in lower excess and obsolescence costs, and lower standard costs – partially offset, by higher distribution and material scrap costs.

Service Non-GAAP gross margin at 48.2% of revenue improved 6 percentage points compared to the year-ago quarter, primarily due to increased revenue and non-recurring costs in the prior year period related to service upgrades.

Our non-GAAP operating expenses were $50.5 million, a decline of $3.9 million from the prior quarter and an increase of $3.8 million from the year ago quarter. Litigation charges for the quarter were $1.6 million, which is down $2.8 million from last quarter and up $0.8 million from the year ago quarter. The decline in litigation expenses from the prior sequential quarter was due to the completion of the Enterasys trial. Sales and marketing expenses increased $1.5 million compared to the year ago quarter, primarily due to increased compensation expenses and timing of marketing programs related to new products R&D expenses increased slightly from the year ago quarter. G&A expenses, excluding litigation charges, increased $1.3 million compared to the year-ago quarter, primarily due to professional services related to the implementation of SOP 97-2 and increased compensation expenses.

Other income was $1.9 million and primarily includes interest on our investment portfolio of $1.4 million and foreword exchange gains related to assets in our international subsidiaries of $0.6 million

Turning to the bottom line, non-GAAP net income was $2.0 million or $0.02 per diluted share, which compares to $4.6 million or $0.04 per diluted share in the year-ago quarter.

In summary, while revenue and gross margins improved from the 1st fiscal quarter of last year, increased operating costs offset the stronger gross margin.

During the quarter we completed a share repurchase of 28.6 million shares of common stock, and ended the period with 88.3 million of total shares outstanding. Diluted earnings per share is calculated based on total weighted average shares outstanding during the period, which were 111.5 million for the quarter.

Looking at the balance sheet as of the end of September, we generated $20.6 million of cash from operations and used approximately $100 million of cash to complete the share repurchase, ending the quarter with $142.6 million of cash, cash equivalents, and investments, a net decrease of $83.1 million.

As mentioned, we generated $20.6 million of cash flow from operations for the period, which is up from the June quarter, primarily due to improved cash management of our accounts payable and increased collections from strong 4th quarter revenue. We do not anticipate the generation cash flow from operations to be as strong in the coming quarter, however we are managing the business to be cash flow positive.

Total full time regular employees were 862 and in line with the prior quarter.

Looking forward, we are continuing our practice of not providing specific guidance for the coming quarter. As Mark mentioned, we are continuing to focus on bringing our new products to market, enhancing our sales channels – and controlling costs. We continue to be sensitive to the changing economic environment and committed to managing the business to be cash flow positive and earnings positive.

With that, I will now turn the call back over to Mark.

Mark Canepa:	Thank you, Karen. Mary, we’re now ready to take questions.

Operator:	[Operator Instructions] Your first question comes from Manny Recarey with Kaufman Brothers.

Manny Recarey:	A couple of questions; I’ll start with EMEA, that was strong driven by the service provider market. Do you see kind of that market being as impacted as the enterprise market is by the macro environment? I mean can you keep that strength up?

Mark Canepa:

Let’s talk in general about AMEA had some pretty good results and business was up in general and certainly the carrier part of the market was pretty strong. When you look at carriers; carriers, when they go about deploying networks, they can’t stop them in the middle. They have consumers and they have services they want to deploy and while they can modulate things, they have to put out those new capabilities. So we think in general the cycle for carriers sales tend to be longer, it takes longer to win them, and once you’ve won them, they also tend to generate a much steadier recurring stream.

So we continue to work with the carriers that have started deployments and they’re all in various stages of the life cycle of deploying their networks and obviously we’re working really hard to go get new carriers, to win new carriers business.

I was personally there in Europe for about a week and a half earlier towards the end of September and the beginning of October and while a lot of our customers in Eastern Europe and potentially new customers did talk about the financial markets and the possibility that credit would be tighter, they were all pretty convinced that they needed to deploy new and newer networks.

So while we see that there might be some slowdown, we are going to continue to be very aggressive there and keep our sales teams focused on winning new business.

Manny Recarey:	Karen, deferred product revenue was $3.4 million? If you can help me just think about that a little bit. Is the way to think about that similar to the service deferred revenue, where that should grow overtime or is that something that we had expected to kind of see booked in the December quarter?

Karen Rogge:	Okay. In terms of our deferred product revenue, you’re right, in the quarter we had deferred product revenue go up $3.4 million quarter-over-quarter and this quarter in particular is the first quarter of adoption of SOP 97-2 . While we did see some increase related to the new accounting practice, we booked approximately 30% of our revenues, we applied SOP 97-2 to – practices in the quarter – given the fact that software is now more than incidental on those products, and as our products evolved we would expect the application of SOP 97-2 to grow. So during the coming quarter we’re anticipating applying the SOP 97-2 practice to roughly 70% of our revenue.

That said, during the first quarter, approximately $1.5 million out of that $3.4 was due to 97-2. The rest was due to what would be kind of normal revenue deferrals in terms of timing or customer acceptance that had been a normal part of the business ongoing. Does that answer your question, Manny?

Manny Recarey:	Yes. One last question and then I’ll jump into queue. If you look at your three operating expense lines, in the G&A you had the litigation expense, that should go down or go away in the December quarter. Was there anything else in the other two lines that you would say were more kind of incidental for the September quarter, so that looking forward in addition to just managing costs are not going to be repeated?

Karen Rogge:

If I look at each of the three lines, sales and marketing for example, sales and marketing in the quarter, you realize that we did have a higher increase in deferred revenue this quarter, when you look at sales and marketing as a percent of revenue.

Then, if I turn to the G&A line, we have litigation charges that vary over quarters depending upon where we are in litigation. We do have other litigation other than in Enterasys and we do try to manage those tightly. However some of that is not exactly in our control.

In looking at G&A types of charges that will continue into Q2, is that we will continue to incur professional services related to the adoption of 97-2 in the second quarter as well and I would not anticipate those professional services to be ongoing, but I do anticipate incurring those in the second quarter.

Manny Recarey:	Okay. Then how about the R&D, because that bumped up sequentially?

Karen Rogge:	R&D tends to vary with where we are in the product life cycle and we just announced in this last quarter, we announced or BD20K product and Mark can probably add a few comments on to that announcement.

Mark Canepa:	Yes. If you think about it we booked the 650 in the BD20K sort of in their very final phase of development. It’s where a lot of the prototypes, the beta programs, a lot of the testing and regression cycles have to take place and so there tends to be at the tail end of the programs a bit of bump up in expenses and so we’re coming to the tail end of those and so we should be seeing the R&D line item get some more normal levels as we get those products out the door.

Operator:	Your next question comes from Samuel Wilson with JMP Securities.

Sam Wilson:	A couple of small questions; first on the change in deferred revenue for the new accounting treatment, did that influence at all your top line revenue recognition?

Karen Rogge:	Okay, so Sam the question is in deferred revenue, for SOP 97-2, yes, it did in fact impact in that revenue. That’s why it’s in deferred revenue. So, what is happening is it runs through the balance sheet as deferred revenue and then over time will come back through the income statement.

Mark Canepa:	But to be precise Sam, had we not been under 97-2, that $1.5 million that Karen talked about being deferred would have been sitting on the revenue line.

Sam Wilson:	Got it. That’s what I wanted to understand and then second could you just talk a little bit about, I know over the last six quarters you’ve made a fair number of changes to the sales organization, etc; how do you feel about where the sales organization is today vis-à-vis where you want it to be?

Mark Canepa:	Sure. I feel pretty good. Obviously I feel very good with where we’ve got the sales organization sitting in Europe, Middle East and South America right now. They are growing rapidly, the team is in place, they’re doing a pretty good job. I think I actually feel better with the positioning of the American sales force than probably the financial results give us right now, and the team is in place, the channel programs are in place. We are fighting the economy right now within North America.

The area that we’re rebuilding is Asia-Pacific. As you know in the beginning of April we brought on board a new Vice President for Sales and we’re rebuilding a number of the organizations. Korea and India as Karen mentioned are doing very, very well. Areas like Japan need some work and areas Australia and New Zealand need some work.

So we’re in the process of building and rebuilding in those organizations. I feel very comfortable that Paul, our new VP of Asia-Pacific sales will get a handle on those. He’s been there managing Asia-Pacific operations for American companies for over 15 years and he’s written down a pretty good plan and we’re giving him the time to go execute on it.

Sam Wilson:	And then last question for you, any 10% customers during the quarter?

Karen Rogge:	Yes we did, Sam. Our 10% customers during the quarter included Ericsson, Westcon and Tech Data.

Operator:	Your next question comes from Tim Long with Banc of America Securities.

Scott Thompson:	This is Scott Thompson in for Tim Long. I want to talk a little about the pipeline; are we building the pipeline out a little bit to offset some pushing out of projects, can you guys comment on that a bit?

Mark Canepa:	Well obviously we have built the pipeline for Q2; we are looking at the pipeline for Q3. Pipeline creation is one of big things that the sales force does all of the time. Obviously the further out you go, the harder it is to get exact numbers on the pipeline. We believe we have a reasonable pipeline in Q2. It’s obviously pretty early in the quarter. I don’t think for Q2 the issue is likely to be the pipeline – that is the number of deals that are available to us. I think if there is any issue that’s likely to be the closure rate of that pipeline and customers’ willingness to go forward on their network projects or go forward with them in a somewhat smaller fashion. So that’s what we’re attempting to assess on an on going basis. We are working closely with the sales force and only time will tell.

A lot of our customers are telling us that the programs are moving forward but when it comes time to get the actual PO’s, in some cases they scale them back a little bit and they sometime take a little longer to deploy whatever networking projects they’re going to want to do. We think that’s going to continue for the next couple, three quarters until the economy in the west especially begins to regain some kind of comfort level.

I think mostly the problems out there right now are psychological more than anything else and we’re going to have to work closely with our customers to really understand how comfortable they are in their own businesses and with their own customers as they go and assess the size of their IT budgets.

Scott Thompson:	Okay and I’ve heard recently that Avay is doing a little restructuring on the sales side is that starting to turn around for them? Are you starting to see better results through your line with them?

Mark Canepa:	Yes. I mean what we’re seeing is our relationship with Avaya is very strong. We’re going in there with joint deals. We both know who our competitor is and so therefore that linkage is very strong. The restructuring in Avaya is just getting started, they had a new CEO. They now apparently just put any permanent CEO. So, you know time will tell.

I stay in personal close contact with the senior leadership at Avaya. We communicate basically on a weekly basis and so far I feel pretty comfortable on how things are going. In terms of how Avaya is likely to perform, obviously, you might want to ask them.

Operator:	[Operator Instructions]

Your next question comes from Rohit Chopra with Wedbush Morgan.

Mark Canepa:	Hi, this is Sanjit Singh for Rohit Chopra. A couple of questions for you. You mentioned credit issues at the top of the call; have you seen any customers have issues or deferred deals related to any credit issues and inability to purchase.

Mark Canepa:	No, we have not, at this point. What I have seen a little bit as I’ve talked to new potential customers mostly in the carrier space, customers that might deploy some fairly large networks over the next year or so, ask those kinds of questions certainly and this is not primarily in the western world. When I leave the western world and end up in places like Asia or some places in Eastern Europe, they were asking some of those questions.

Now when was I there? I was there basically the last week and a half of September and the first week and a half of October, and that’s kind of when there was a lot of turmoil and people were asking themselves a lot of questions. Perhaps now there is more clarity out there as to where the sources of borrowings might be and back then as you remember, credit was pretty well in a frozen state in many parts of the world.

So I am planning on being back out on the road later on next month and I might be able it get some better information, but some of our potential customers feelings about access to credit.

Sanjit Singh:	And Karen on taxes, I saw the tax rate bump up a little bit. Are you guys expecting to see any benefit from the R&D tax credit that was passed last month and can you give us what your take is on taxes going forward?

Karen Rogge:	In terms of taxes and how I would look at that from my modeling purpose, I would tend to look at the company’s affected tax rate in the past. We have quite a few NOLs out there.

Sanjit Singh:	And any benefit from the R&D tax credit?

Karen Rogge:	We’re looking at it and trying to determine what impact, if any it might have on it. We’ll monitor it going forward.

Sanjit Singh:	And then finally, Mark, did you see a lot of your competitors posted strong government sales in the U.S., in terms of maybe federal and you guys are typically strong in the educational vertical. Any insight into how those two verticals are performing?

Mark Canepa:	So you saw that some of the ones that I highlighted today happened to be government. We seem to be having in the last quarter or two some pretty reasonable government sales. I don’t know whether that’s the start of a trend or not. In addition, our education market continues to do very well, both domestically as well as internationally.

In general, we see healthcare and education and to some extent government being markets that tend to be a little bit more resilient in these times because they’re publicly funded, they represent infrastructure development that they’re doing for the longer term. To some extent we have been in hindsight fortunate to focus on some of those markets, which today continue to deliver.

Operator:	Your next question comes from Michael Coady with B. Riley and Company.

Michael Coady:	Karen you could talk a little bit more about the bump up in accounts payable. There were a number of factors that led to the strong operating cash flow, but that was a big contributor. How much does that come down do you think over the next couple of quarters?

Karen Rogge:	The bump up in accounts payable?

Michael Coady:	Yes.

Karen Rogge:	Yes, we did have a change in our cash conversion cycle overall through the quarter and what I would look at in terms of the cash conversion cycle going forward because we came down to 34 days overall. We do not expect that to be repeatable in the coming quarter to that extent. Driving it would be the timing of our inventory purchases, which is affecting our accounts payable during the quarter, and then the other big driver in our cash conversion cycle is our accounts receivable and timing of sales during the quarter that affect our DSO calculation.

Mark Canepa:	That said, we expect to continue to be cash flow positive for operations this quarter.

Michael Coady:	Okay and then related to the timing of sales during the quarter, could you talk a little bit please about the linearity that you experienced during the September quarter. It seems that the sort on the economy happened in September, maybe mid September. Would you provide forward guidance, talk about what you saw in the quarter and perhaps what you saw throughout October?

Mark Canepa:	Sure. Given that things bounce around a little bit, we didn’t see anything materially different than the normal 25/25/50 we normally see. It bounces around a few points here or there, but there was nothing unusual in our hockey stick pattern that would have suggested a sort of a dramatic departure from this, within the normal variability that we have.

Not unlike Q3 of last year that we spoke of where we saw a meaningful sort of falloff in the last ten days of the quarter. That did not repeat itself. The hockey stick was sort of a reasonably looking hockey stick in this past quarter.

Michael Coady:	And then just one last question; regarding CapEx, it was down a little bit sequentially but still seems to be high historically. What do you project for CapEx going forward and are you spending on something in particular right now?

Mark Canepa:	The vast majority of our capital expenditure right now is going into test equipment and equipment to get the new products developed and into manufacturing. We are in an upswing in our product pipeline and when we introduce those products, you got to get the manufacturing test equipment, you got to get the regression test equipment, you got to make sure the laboratory and services organization is populated with the equipment required to handle and deal with customer calls as the equipment starts shipping. So that’s where the majority of our capital expenditures go and that tends to follow the product life cycle.

Operator:	Your next question comes from Manny Recarey with Kaufman Brothers.

Manny Recarey:	Two quick questions; Karen, was there any impact on the top line from currency?

Karen Rogge:	Well we sell our products in U.S. dollars.

Manny Recarey:	So there was no impact?

Karen Rogge:	No impact.

Manny Recarey:	Okay and then you spoke briefly about the split between enterprise and services being more services this quarter. Should we look at that as kind of a new rate to expect going forward or would you expect to revert back to your historical range?

Mark Canepa:	That’s a great question. So first of all, we don’t set a target. It is not like I go to my organization and say “we’re going to target the company to have a certain percentage of carrier business versus enterprise.” We have our volume products group that’s mostly focused on enterprise, we have our scalable products group that’s mostly focused on carrier, and I basically tell them to go get their markets and go as hard as they possibly can to go gain market share and improve that.

So the reality is the relative ratios is a function of the business that’s out there, the relative strength of our product lines and kind of a lot of other factors that are hard to quantify. Is it possible that the carrier side could continue to increase a little bit? Yes.

The BD20K has just gotten announced. It’s going to ship here within the next 90 or so days and it could have a potentially really good impact in driving a lot of carrier business. At the same time, the X650 is also about to start shipping and so it could have a pretty good impact into the data center, which we put as part of the enterprise business.

So I don’t know. I’m going to watch this thing, I’m going to invest the money where I think we can generate the right return and then the ratios will kind of fall where they are going to end up falling.

Operator:	Your next question comes from Mark Sue with RBC.

Jess Lubert:	This is actually Jess calling for Mark. Just wondering if you could talk a little bit more about Eastern Europe; you guys obviously had a very strong quarter there, but the month of October has seen some unparallel volatility and I was wondering if you could speak at all about what you’ve seen since the quarter closed in that area of the world?

Mark Canepa:	I mean we’ve only got a few weeks in the beginning of the quarter and since we don’t put any current quarter guidance out there it’s tough to make any very precise statements on this thing. We are continuing to drive; the team in Europe is well engaged; we’ve got a number of customers that have ongoing deployments there; and we’re going to have to see how the rest of the quarter shapes out.

Operator:	Thank you and management there are no further questions. I’ll turn it back to you for closing comments.

Mark Canepa:	Thank you, Mary. So thanks to all of you for joining us this afternoon. I want to thank our employees for their hard work in this past quarter. We continue to enhance the competitiveness of our products and the competitive standing and position the company has for long-term success and I look forward to speaking to all of you again at our next conference call. Thank you.

Operator:	Thank you. Ladies and gentlemen that will conclude today’s teleconference. If you would like to listen to a replay of today’s conference please dial into 303-590-3000 or 1-800-405-2236 and enter the access code of 11120724#. We thank you again for your participation today and at this time you may disconnect. Have a nice day.